Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 31, 2012 with respect to the financial statements included in the Registration Statement (Form S-4) and the related Prospectus of TransUnion Holding Company, Inc. for the registration of $600,000,000 9.625%/10.375% Senior PIK Toggle Notes due 2018 of TransUnion Holding Company, Inc.

Chicago, Illinois

July 31, 2012